Exhibit 16.1

                                BDO Dunwoody LLP
                         4150, rue Sainte-Catherine O.,
                                 Bur./Suite 600
                         Montreal Quebec H3Z 2Y5 Canada

                                                              April 13, 2000

Via Facsimile

Mr. Louis Canant
Staff Accountant
Office of Small Business
United States Securities and Exchange Commission
Washington, D.C. 20549

                                                              Re: Docuport, Inc.

Dear Mr. Canant:

     We are in receipt of the Form 8-K from Docuport, Inc. (the "Company"). We are in agreement with the statements made in response to Item 304(a). In addition, during the last two fiscal years and since our not being rehired this year, there have been no disagreements between ourselves and the Company, nor have any of the enumerated reportable events occurred.

                                        /s/ BDO Dunwoody LLP